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                                                                     Exhibit 5.1
                                MAPLES and CALDER
                               CAYMAN EUROPE ASIA


chinadotcom corporation
34/F Citicorp Centre
18 Whitfield Road
Causeway Bay
Hong Kong

Bank of New York
101 Barclay Street
Floor 11E
New York
NY 10286
U.S.A.


                                                               23rd August, 2004

Dear Sirs,

CHINADOTCOM CORPORATION

We have acted as Cayman Islands legal advisers to chinadotcom corporation (the "COMPANY") in connection with its acquisition of Ross Systems Inc. ("ROSS") pursuant to an Agreement and Plan of Merger dated as of 4th September, 2003 among the Company, CDC Software Holdings, Inc., a wholly-owned subsidiary of the Company, and Ross (as amended, the "MERGER AGREEMENT"). Under the terms of the Merger Agreement, the Company is required to substitute for each stock option outstanding under the Ross' 1988 and 1998 Stock Option Plan with an exercise price of US$19.00 per share or less, stock options to purchase the Company's Class A Common Shares, par value US$0.00025 per share (the "CDC SHARES"). We understand that the Company proposes to issue up to 3,300,000 CDC Shares in respect of such conversion of Ross stock options to the Company's stock options.


1    DOCUMENTS REVIEWED


For the purposes of this opinion, we have reviewed only originals, copies or final drafts of the following documents:

1.1 the Certificate of Incorporation dated 10th June, 1997, the Certificate of Incorporation on Change of Name dated 23rd September, 1998 and the Amended and Restated Memorandum and Articles of Association of the Company as adopted on 6th July, 2001 and as amended by special resolution passed on 16th August, 2002 (the "MEMORANDUM AND ARTICLES OF ASSOCIATION");



     1504 One International Finance Centre, 1 Harbour View Street, Hong Kong
 Telephone: (852) 2522 9333 Facsimile: (852) 2537 2955
                       Email: hkinfo@maplesandcalder.com

                             www.maplesandcalder.com

                         Cayman Islands Attorneys-at-law

        Resident Hong Kong Partners: Christine Chang (England and Wales), Linda Martin (England and Wales), Spencer Privett (England and Wales).

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MAPLES and CALDER
CAYMAN EUROPE ASIA

1.2 the unanimous written resolutions of the Board of Directors of the Company dated 18th August, 2004;

1.3      the corporate records of the Company as provided to us for review;

1.4 the Registration Statement on Form S-8 to be filed by the Company with the United States Securities and Exchange Commission (the "REGISTRATION STATEMENT");

1.5 a certificate from a Director of the Company dated 23rd August, 2004, a copy of which is attached hereto (the "DIRECTOR'S CERTIFICATE"); and

1.6      the Merger Agreement.


2    ASSUMPTIONS

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director's Certificate as to matters of fact without further verification and have relied upon the following assumptions, which we have not independently verified:

(i) Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

(ii)     The genuineness of all signatures and seals.

(iii) There is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

(iv) There are and will at all relevant times be sufficient CDC Shares in the authorised but unissued share capital of the Company for CDC Shares to be issued as contemplated pursuant to the Registration Statement.

(v) There is nothing contained in the minute book or the corporate records of the Company (which we have not inspected) which would or might affect the opinions hereinafter appearing.

3    OPINIONS

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

Based on the foregoing, we are of the opinion that the CDC Shares, when issued pursuant to a resolution of the directors as consideration for acquisitions by the Company pursuant to


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MAPLES and CALDER
CAYMAN EUROPE ASIA

transactions entered into bona fides in the interests of the Company and considered by the director of the Company to be in the Company's commercial interests, and in accordance with the Memorandum and Articles of Association and fully paid for in accordance with the terms of the relevant transaction, and where there are no contractual or other obligations binding on the Company or any of the persons to which such shares have been issued to make any further payment or give any further consideration in relation thereto, and when the holders of such CDC Shares are duly registered as the holders of such CDC Shares in the register of members of the Company, all such CDC Shares will be duly authorised, legally issued, fully paid and non-assessable.

No authorisations, consents, orders, permissions or approvals are required from any governmental authorities or agencies or other official bodies in the Cayman Islands and no notice to or other filing with or action by any Cayman Islands governmental authority or regulatory body is required in connection with the issue of the CDC Shares.


4    QUALIFICATIONS

This opinion is subject to the following qualification and limitation that under the Companies Law (2004 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2004 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Yours faithfully,


/s/ Maples and Calder Asia

MAPLES AND CALDER ASIA


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